NEWS RELEASE

BlackBerry Appoints Lisa Bahash to its Board of Directors

Waterloo, Ontario – October 1, 2024 – BlackBerry Limited (NYSE: BB; TSX: BB) announced today that it has appointed automotive OEM and Tier 1 supplier veteran Lisa Bahash to its Board of Directors, effective September 26, 2024.

“We are delighted to welcome Lisa to the BlackBerry board,” said Dick Lynch, Board Chair. “Lisa brings extensive experience in the automotive sector, the principal market for our IoT division, as well as a track record of improving profitability, leading business realignment efforts and defining long-term strategies.”

Ms. Bahash added, “I'm excited to join the BlackBerry board of directors as it leverages the separation of its principal businesses to drive margin expansion, positive cash flows and enhanced shareholder value.”

Ms. Bahash is an executive leader with over 30 years of experience in the automotive OEM, Tier 1 supplier and aftermarket sectors. She served as Senior Vice President, Automotive and Transportation with Jabil Inc., one of the world’s leading electronics manufacturing services companies, targeting opportunities in connectivity, electrification and ADAS. Prior to Jabil, Ms. Bahash was Group Vice President and General Manager of Johnson Control’s Power Solutions business, leading the OEM and technology strategies including advanced energy storage and lithium-ion technologies. She was also President and CEO of Ride Control, LLC (Gabriel), where she accelerated growth and completed a successful sale of the business. Ms. Bahash began her career at Ford Motor Company where she worked for 10 years in a variety of positions. Most recently, she served as Principal and Operating Partner at Architect Equity LLC, a committed capital investment fund focused on acquiring and managing mid-market companies in North America.

Ms. Bahash holds a Master of Engineering Management degree from Wayne State University and a Bachelor of Science degree in Mechanical Engineering from the University of Michigan. She is a member of the Board of Directors at Syrah Resources Ltd. (ASX: SYR), where she serves as Chair of the Remuneration, Nomination and Governance Committee and as a member of the Sustainability Committee. Ms. Bahash is also a former director of Mattr Corp (TSX: MATR, formerly Shawcor Ltd.). In 2015, Ms. Bahash was recognized as one of Automotive News Top 100 Leading Women in the North American Auto Industry.

In connection with the appointment of Ms. Bahash, the Board increased the total number of directors to eight, seven of whom are independent directors, including Ms. Bahash.

About BlackBerry
BlackBerry (NYSE: BB; TSX: BB) provides intelligent security software and services to enterprises and governments around the world. The company’s software powers over 235M vehicles. Based in Waterloo, Ontario, the company leverages AI and machine learning to deliver innovative solutions in the areas of cybersecurity, safety and data privacy, and is a leader in the areas of endpoint security management, encryption, and embedded systems. BlackBerry’s vision is clear - to secure a connected future you can trust.

BlackBerry. Intelligent Security. Everywhere.
For more information, visit BlackBerry.com and follow @BlackBerry.

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